MASTER PURCHASE/RESELLER AGREEMENT

By and Between

Siemens Communications, Inc.

and

Wherify Wireless, Inc.

TABLE OF CONTENTS

MASTER PURCHASE/RESELLER AGREEMENT		4
1.0	DEFINITIONS	4
2.0	SCOPE	4
3.0	TERM	6
4.0	SPECIFIC PROJECT AMENDMENT	6
5.0	ORDERING	7
6.0	CHANGE ORDERS	10
7.0	TESTING AND PRODUCTION OF PRODUCT(S)	10
8.0	PACKAGING, SHIPPING, TITLE, AND RISK	10
9.0	DOCUMENTATION	12
10.0	TRAINING	13
11.0	PRODUCT CHANGES AND NEW PRODUCT DEVELOPMENT	13
12.0	SUBCONTRACTORS	14
13.0	PRICES	14
14.0	INVOICING AND PAYMENT	15
15.0	AUDITS	16
16.0	REPRESENTATIONS, WARRANTY, AND SERVICES	17
17.0	PRODUCT SUPPORT	21
18.0	INSURANCE	22
19.0	INDEMNITIES	23
20.0	SOFTWARE LICENSE	25
21.0	FORCE MAJEURE	26
22.0	DISPUTE RESOLUTION	27
23.0	TERMINATION	28
24.0	CONFIDENTIAL INFORMATION	31
25.0	GENERAL	33
ATTACHMENT A: DEFINITIONS		38
ATTACHMENT B: TRAINING PROGRAMS		40
ATTACHMENT C: QUALITY ASSURANCE AND RELIABILITY REQUIREMENTS		42
ATTACHMENT D: LABELING AND MARKING OF PRODUCT		44
ATTACHMENT E: SUPPORT LEVEL AGREEMENT		45
1.	OVERVIEW	46
2.	DEFINITIONS	46
3.	SUPPORT	49
3.4	RESPONSIBILITIES	50
3.5	CONTACT INFORMATION	50
4.	MANAGEMENT ESCALATION PROCEDURE	50
5	WHERIFY PERFORMANCE	51
	Schedule I - Technical Assistance	53
1.	EQUIPMENT AND SUPPORT FOR SIEMENS AND CUSTOMER LAB TRIAL AND TESTING	53
2.	SOFTWARE MAINTENANCE	53
3.	SPORADIC MALFUNCTION	53
4.	EPIDEMIC FAILURE	53
6.	PROBLEM RESOLUTION	53
8.	PROBLEM SEVERITY CLASSIFICATION	55

9.	SEVERITY DEFINITIONS	55
10.	TECHNICAL SUPPORT IN THE FIELD	56
	Schedule II - Repair and Return	57
1.	HARDWARE REPAIR	57
2.	REPAIR AND RETURN PROCEDURES	58
3.	EXTENDED WARRANTY	59
4.	SPARES	59
	Schedule III - Training	60
1.	GENERAL	60
2.	TRAINING TO ENABLE SIEMENS TO SELL AND SUPPORT	60
3.	WHERIFY-PROVIDED CUSTOMER TRAINING	60
4.	SIEMENS PROVIDED CUSTOMER TRAINING	61
4.1	TRAINING EQUIPMENT FOR SIEMENS FACILITIES	62
	Schedule IV - Documentation	63
1.	GENERAL	63
2.	PRODUCT DOCUMENTATION	63
3.	DOCUMENTATION	63
4.	ELECTRONIC BULLETIN BOARD ACCESS	63
5.	DOCUMENTATION FORMAT	64
6.	ADVANCED NOTIFICATION	64
	ATTACHMENT F: SPECIFIC PROJECT AMENDMENT	65
	ATTACHMENT G: WHERIFY’S PRICE LIST	68
	ATTACHMENT H: PRODUCT LIST, SPECIFICATIONS, AND ROADMAP	69
	ATTACHMENT I: ADOPTION AGREEMENT	70

MASTER PURCHASE/RESELLER AGREEMENT

by and between

Siemens Communications, Inc.

and

Wherify Wireless, Inc.

This Master Purchase/Reseller Agreement (“Agreement”), effective as of January 16, 2005, (“Effective Date”) is entered into by and between Wherify Wireless, Inc., a Delaware corporation with offices located at 2000 Birdge Parway Redwood Shores, CA 94065(“Wherify”) and Siemens Communications, Inc., a Delaware corporation acting by and through the subunit known as m2mOne of its Wireless Modules Business Unit, with offices located at 16475 West Bernardo Dr., San Diego, CA 92127 (“Siemens”) (either party may be individually referred to as “Party” or collectively as “Parties”). This Agreement sets forth the terms under which Siemens may request Wherify to provide Product(s) and Location Services for a customer (“Customer”) or for Siemens to resell pursuant to an Order. If specific terms and conditions are applicable to a particular transaction, the Parties shall agree to specific terms and conditions on a transaction-by-transaction basis by executing a Specific Project Amendment (“SPA”) in the form of Attachment F: Specific Project Amendment.

WHEREAS, Siemens and its Affiliates intend to market and distribute the Product(s) either as a stand-alone product, or, in combination with other products and Services;

WHEREAS, Wherify is willing to provide the Product(s) and Location Services to Siemens and its Affiliates as set forth below; and

WHEREAS, Siemens and Wherify desire to cooperate with regard to providing the Product(s) and Location Services for a Customers project(s) as described in this Agreement.

NOW, THEREFORE, in consideration of the mutual obligations undertaken, the Parties agree as follows.

1.0 DEFINITIONS

Certain definitions of capitalized terms are set forth in Attachment A: Definitions. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.0 SCOPE

2.1 General Scope. This Agreement provides the minimum requirements for terms and conditions under which Siemens may place Orders as provided in Article 5: Ordering for Product(s) and Location Services from Wherify for use by Siemens or for resale by Siemens either as stand-alone products or combined with or integrated into other products offered for sale by Siemens. Siemens Affiliates may also place Orders in accordance with Article 5: Ordering upon entering an Adoption Agreement with Wherify as provided in Section 2.3.

2.2 Relation to Customer. Wherify shall be solely responsible for fulfillment of all obligations with regard to the Product(s) and Location Services it provides to Siemens and/or a Customer. To the extent that any terms and conditions of the agreement between Siemens and a Customer are applicable to the Product(s) and Services provided by Wherify, then Wherify shall be bound to such obligations and liabilities as if the Customer Agreement were between Wherify and the Customer and to the same extent and in the same manner as Siemens. The terms and conditions of the Customer Agreement to be flowed down to Wherify shall be those identified in the relevant SPA. Wherify’s obligations under this Section 2.2 shall be flowed down to any third party suppliers and/or subcontractors used by Wherify.

2.3 Adoption Agreement. This Agreement sets forth the terms and conditions for the purchase of Wherify’s Product(s) by Siemens and also by its Affiliates. This Agreement also sets forth the terms and conditions under which Siemens may resell certain Location Services offered by Wherify to Customers. An Affiliate will be bound by these terms and conditions in the event it enters an Adoption Agreement. The Parties intend that each Adoption Agreement shall be interpreted to be consistent with and incorporate all of the provisions of this Agreement, except as may be expressly stated in the Adoption Agreement. In the event of a conflict, the order of precedence shall be as follows: (a) the Adoption Agreement and (b) this Agreement. This order of precedence shall be followed unless a provision of a lower order document specifically provides that it takes precedence over a specifically enumerated section or article of a higher order document.

Each Affiliate, which is bound by this Agreement through an Adoption Agreement, will be solely and individually liable for its own acts, omissions, duties, and obligations. In the event of a breach, act, or omission of an Affiliate of this Agreement or any amendment thereto, Wherify agrees not to seek recourse against Siemens for such breach, acts, or omissions including nonpayment of invoices of an Affiliate. Wherify also agrees that such a breach, act, or omission in violation of this Agreement by one Affiliate shall not constitute a breach or other violation of this Agreement by any other Affiliate or by Siemens.

A copy of a form for the Adoption Agreement is attached as Attachment I: Adoption Agreement.

2.4  Request for Proposal and Marketing.

2.4.1 Procedures. In accordance with this Agreement, Siemens may offer Wherify’s Product(s) and Location Services to a Customer. From time to time, Siemens may request a proposal from Wherify to provide its Product(s) and Location Services to a Customer for a specific project (“Project”) or in response to a Request for Proposal (“RFP”) based on specific terms and conditions, including price, which deviate from those in this Agreement. Such a request shall specify the Product(s) and Location Services requested by Siemens (“Deliverables”), any special conditions, as well as the date by which the proposal must be provided. Within three (3) days of Wherify’s receipt of such a request, Wherify shall provide notice to Siemens whether it intends to provide a proposal. If Wherify agrees to offer its Product(s) and Location Services for a Project, Wherify will prepare and deliver to Siemens an accurate and timely proposal which shall be binding for a period of one hundred and eighty (180) days or until the execution of the Customer Agreement, whichever is later (“Binding Proposal”), provided that such Binding Proposal shall only be binding on Wherify if and to the extent any proposal made by Siemens in connection therewith is binding on Siemens. Wherify will notify Siemens promptly of any possible delay in its preparation of such a proposal and will endeavor to remedy the delay. If Siemens elects to use the Binding Proposal in its response to a Customer, then Wherify agrees to cooperate and support Siemens by providing assistance and information as requested for completion of Siemens response for a Project or RFP and for the negotiation of a final contract(s) with a Customer. Siemens shall take the lead in finalizing all responses submitted to a Customer for a Project including, without limitation, negotiations during the bidding process and final negotiation of the Customer Agreement. Wherify shall communicate with a Customer only through Siemens or as coordinated with Siemens. In the event that Wherify accepts the request, it shall not team with or provide assistance to any third party with respect to any other proposals for its Product(s) and Services for the Customer identified in the request until either the expiration of the applicable proposal opportunity with such Customer, a determination by the identified Customer not to purchase, a direction from the identified Customer that the purchase be offered to another supplier, or a decision by Siemens not to pursue the opportunity, whichever occurs first. Siemens shall not unreasonably withhold its decision not to pursue the opportunity, and shall, if the Project or RFP does not have an expiration date, at the request of Wherify issue a decision on Siemens intent to pursue within fifteen (15) days of Wherify’s request. If a Customer accepts Siemens’ response, then Wherify agrees to enter a back-to-back agreement with Siemens, which incorporates the terms of its Binding Proposal and which may be adjusted based on the final scope of work included in the Customer Agreement. The Parties agree to negotiate in good faith the finalization of such agreement as indicated by the execution of a relevant SPA specific to the transaction with such Customer. Neither Party shall be obligated to pay any expenses of the other’s proposal preparation. Except for the limited purpose stated in this Section 2.4.1, nothing in this provision shall be construed as restricting either Party’s right to sell its product(s) and services to third parties.

2.4.2 Marketing. As part of and in addition to Wherify’s responsibilities under Sections 2.4.1 and 2.4.2, Wherify shall use commercially reasonable efforts to support Siemens in all of its efforts to market Wherify’s Product(s) and Location Services. At Siemens request, Wherify will make available to Siemens marketing literature packs and any other materials reasonably deemed necessary for proper promotion of the Product(s) and Location Services. Wherify shall not express disparaging or negative opinions or make disparaging or negative statements, orally or in writing, spontaneously or in response to an inquiry, to any entity or person, concerning Siemens or its products or services or any dispute under this Agreement or the relevant SPA.

3.0 TERM

The term of this Agreement shall begin upon the Effective Date and expire on the last day of the 60th month following such date, unless terminated earlier or extended in accordance with this Agreement (“Term”). Upon giving Wherify thirty (30) days written notice prior to the expiration of the Term, Siemens shall have the right to extend the Term of this Agreement for an additional twelve (12) months on the same terms and conditions.

4.0  SPECIFIC PROJECT AMENDMENT

4.1 Description. Only the relevant SPA will describe Wherify’s obligations to provide its Product(s) and Location Services to a Customer for a Project. Siemens will inform Wherify of material terms and conditions required by a Customer. The Parties shall negotiate the relevant SPA, simultaneously with or as soon as reasonably possible following the execution of the Customer Agreement. The relevant SPA shall be signed by the authorized representatives of both Parties. Only an Order from Siemens referencing either the relevant SPA or Wherify’s Binding Proposal in response to a Project or RFP will be authorization for Wherify to provide Product(s), to perform Location Services, or to incur expenses for which Siemens will be obligated to pay under this Agreement.

The relevant SPA will identify the Customer, the Product(s) and Location Services to be delivered or performed, the prices, and a schedule for completion. It will reference the applicable product implementation guide(s), product exhibits, and service exhibits, including a description of the Location Services to be performed. The relevant SPA shall include, but not be limited to, the following: the designation of Product(s) and Location Services; the scope of work; the back-to-back terms and conditions; any special discounts to meet a Customer’s price levels as well as price validity periods; liquidated damages, warranty terms, nonperformance penalties for outages, or other performance related penalties; and escrow terms and requirements.

In the event that prices and/or specifications for Product(s) and Location Services are not included in the exhibits to the relevant SPA, then the prices and specifications set forth in the Binding Proposal or the attachments to this Agreement will be applicable.  For a specific transaction, prices and specifications will be listed in exhibits that are current as of the effective date of the relevant SPA.

The relevant SPA may also include or refer to other documents, which describe in more detail the work to be performed under the relevant SPA. All such documents will be considered part of the relevant SPA and may be changed or supplemented by the Parties’ written agreement.

4.2 Meetings. As provided in Section 11.1.5, the Parties may meet periodically to discuss business opportunities and potential customers.

5.0 ORDERING

5.1 Orders.

5.1.1 General. It is expressly understood and agreed that this Agreement does not require (a) Siemens to purchase or order any Product(s) and Location Services from Wherify and does not grant to Wherify an exclusive privilege to sell or otherwise provide same to Siemens or (b) Wherify to accept any of Siemens’ purchase orders for any Product(s) and Location Services except under a Binding Proposal and does not grant to Siemens an exclusive privilege to buy or otherwise obtain same from Wherify. It is understood and agreed that Siemens may contract with other manufacturers and suppliers for the procurement of comparable Product(s), Product component(s), or Location Services. Wherify agrees that purchases by Siemens under this Agreement shall not require Siemens to continue to purchase at a particular level Siemens assumes no liability for Product(s) or Location Services produced, processed, rendered, or shipped in excess of the amount specified in an Order. Estimates or forecasts furnished by Siemens to Wherify shall not constitute commitments to purchase. It is expressly understood and agreed that Wherify is not restricted from selling items that may be purchased by Siemens under this Agreement to other parties.

5.1.2 Procedure. All purchases of Product(s) and Location Services shall be by means of a Siemens purchase order in the English language issued by Siemens to Wherify from time-to-time pursuant to this Article 5: Ordering. Wherify shall have three (3) buiness days to accept or reject a purcuase oder, failing which the purchase order shall be deemed accepted. Purchase orders may be issued by mail, fax, or electronic data interchange. All purchase orders issued hereunder shall reference this Agreement and the relevant SPA, and are incorporated by reference as part of and subject to this Agreement and the relevant SPA. Subject to any rights of set off or dispute by Siemens and Wherify’s right to accept or reject any purchase order, Wherify agrees to provide and deliver, and Siemens agrees to purchase Product(s) and/or Location Services as specified in an accepted purchase order which conforms to this Article 5: Ordering.

5.1.3 Forecasts Forecast terms agreed in Customer agreements will flow through the SPA. The same forecast terms will flow to any component Siemens Wireless Modules supplies to Wherify for use in Wherify’s products but shall only flow for the material Supplied by Siemens Wireless Modules for the particular SPA and only in the case any breach in the forecast is the result of breach of Siemens Wireless Modules supply.

5.1.4 Information to be Included. Purchase orders issued by Siemens shall include the following:

(a)   date of issuance;

(b)   order number;

(c)	description of specific Product component(s) (including Wherify’s part number, as applicable), Location Services and/or Documentation;

(d)   quantity to be delivered;

(e)	price, using the prices set forth in the relevant SPA or in Attachment G: Wherify’s Price List, as applicable to the Purchase order;

(f)   requested date(s) of delivery;

(g)   shipping instructions and destination;

(h)   reference to this Agreement;

 (i)   reference to the relevant SPA;

 (j)   any other information as may be mutually agreed by the Parties.

5.2 Delivery Dates for Orders.

5.2.1 Delivery Dates. Wherify shall deliver the Product(s), including all relevant Documentation, FCA (Incoterms 2000) to the delivery location/destination specified in the purchase order. Delivery dates shall be firm and time is of the essence for all purchase orders. Deliveries that are more than 7 (seven) days before or after the delivery date specified on the purchase order may be refused due to Customer requirements, space or security considerations and returned or stored at Wherify’s expense and risk of loss. In no case will early deliveries crossing the end of a month be accepted without prior written approval of Siemens. If Wherify discovers any reasonable potential delay that threatens the timely and/or complete delivery of a Purchase Order, Wherify shall notify Siemens of such delay promptly. If requested by Siemens, Wherify shall provide a written plan to correct such delay within two (2) business days and take commercially reasonable action to remedy such delay.

5.2.2  Failure to Deliver on the Delivery Date. Unless otherwise agreed in writing by Siemens, if Wherify fails to deliver all items under a purchase order in accordance with the scheduled delivery or performance date set forth in the purchase order, Wherify shall have five (5) business days to cure such failure following the scheduled date. If Wherify fails to so cure, then Siemens shall be entitled to deduct from the price of the delayed purchase order an amount equal to one percent (1%) of the amount of such purchase order for each business day of delay up to a maximum payment per purchase order of thirty percent (30%) of its total price. Notwithstanding anything herein to the contrary, the rights provided in this Section 5.2.2 are in addition to any other rights or remedies Siemens may have under this Agreement, the relevant SPA, or at law or equity. Siemens may withhold payment for an purchase order until all items under an Purchase order have been delivered in accordance with the terms of this Agreement. If the penalties stated above exceed exceed the amount stated in the Customer agreement, the penalties in the Customer agreement will flow through to Wherify. In the case Wherify cannot deliver due to the supply of parts sold to Wherify by Siemens and Wherify has met all contractual terms related to the supply of such parts, including terms flowed through according to the Agreement, no failure to deliver penalties stated in this section shall be due to Siemens.

.5.2.3 Failure to Make a Complete Delivery. If Wherify fails to make a complete delivery of a purchase order within 20 business days after its scheduled delivery date as set forth in the order, Siemens shall be entitled to immediately terminate such order, any other pending purchase orders, and the relevant SPA upon notice to Wherify without any right to cure. In such event, Siemens may, as determined in its sole discretion, return any unaccepted delivered items or previously accepted partial order and Wherify shall promptly refund all monies paid by Siemens for such returned items. Siemens shall have no further payment obligations with regard to such returned items. Wherify shall refund any amounts paid for any returned items and Products not provided. Siemens may submit a claim to Wherify for damages equal to any amount levied upon Siemens by a Customer as a result of Wherify’s failure to deliver. In addition to the rights and remedies provided in this Section 5.2.3, Siemens may exercise any other rights and remedies available to it under this Agreement or in law or equity. The remedies aviable to Siemens in thie Section 5.2.3 shall not apply in the case where Wherify cannot deliver due Siemens failure to timely deliver the wireless modules to be used in the delayed Products

5.3 Partial Shipments. In the event that Wherify is unable to completely fill a purchase order, Wherify shall timely notify Siemens of the possibility of a partial shipment with regard to such purchase order. Siemens shall have the rights specified in Section 5.2.2.

5.4 Cancellation and Re-scheduling of Orders. Except as provided in this Section 5.4, Siemens may cancel or re-schedule a purchase order, in whole or in part, without additional cost or liability. This right flows to the supply of wireless modules to Wherify, relating only to the purchase of modules related to the cancelled or rescheduled orders.

5.4.1 Change in Destination. Siemens may change the “ship to” delivery location/destination of any purchase order by submitting notice to Wherify in writing at least five (5) business days prior to the scheduled shipment date. If Siemens makes such a request less than five (5) business days prior to the scheduled shipment date, then Wherify will use all reasonable efforts to implement the requested change.

5.4.2 Re-scheduling of Shipments. At any time prior to actual shipment, Siemens may re-schedule a purchase order without additional cost or liability. Any re-scheduling change under a purchase order shall not affect the obligations of either Party with regard to other existing purchase orders. This right flows to the supply of wireless modules to Wherify relating only to the reschedule of modules related to the rescheduled orders.

5.4.3 Cancellation of Orders. At any time prior to shipment and upon written notice to Wherify, Siemens may cancel any or all Orders, or any portion thereof, except for Services already completed. The cancellation of a purchase order shall not affect the obligations of either Party with regard to other existing purchase orders. This Agreement shall continue in effect for all outstanding purchase orders that have not been cancelled or have not expired by the purchase order’s terms. This right flows to the supply of wireless modules to Wherify relating only to the purchase of modules related to the cancelled orders.

5.5 Stop Work.

5.5.1 Stop Work Order. Siemens may, at any time and by written notice to Wherify, suspend all or any part of the Services associated with apurchase order for a period of up to ninety (90) days. Any such notice (“Stop Work Order”) shall automatically extend the time for performance or the delivery date(s) of an affected Order for a time period equal to that of the Stop Work Order.

5.5.2 Compliance with Stop Work Order. Upon receipt of a Stop Work Order, Wherify shall immediately comply with its terms and take all reasonable steps to minimize incurring additional costs allocated to the work covered by such order during the stoppage. Within ninety (90) days after a Stop Work Order is delivered, or within any extension of this time period agreed to in writing by the Parties, Siemens shall either: (i) cancel the Stop Work Order and have Wherify resume the Service Work, or (ii) cancel the Work and applicable Order, or portion(s) thereof, as provided in Section 5.4.

5.5.3  Cancellation of Suspension. If the suspension of work under a Stop Work Order is canceled, Wherify shall resume the work under the applicable purchase order. If the Stop Work Order results in an increase in the time required for the performance of such an affected purchase order, then an equitable adjustment shall be made to the delivery schedule or performance period under any affected provision of this Agreement, the relevant SPA, or the purchase order.

5.6  Defective Product Prior to Warranty Period. Prior to the commencement of the warranty period, if Wherify fails to correct a defective product (a product which does not conform to its Applicable Standards and Specifications); comply with a representation, warranty, or covenant; or fails to make delivery in a timely fashion as set forth in Section 5.2, then Siemens may, by giving written notice to Wherify as provided in this Agreement, elect to:

(a) terminate the corresponding purchase order, in whole or in part, for cause as of the date specified in the notice of termination. In such event, Siemens may return any associated Product(s), Hardware, Software, or Documentation related to the Product(s) to Wherify. Upon such return, Wherify shall promptly refund all charges paid by Siemens for such items and/or Services and Siemens shall have no further payment obligations with respect to such items; or

(b) require Wherify to provide an advance replacement within twenty-four (24) hours with follow-up repair or replacement of the non-conforming Product(s), and also to meet its payment obligations for failure to deliver as provided in Section 5.2.2. In the event that the repair or replacement does not correct the defect, then Wherify shall promptly refund all charges paid by Siemens for such items in accordance with the relevant SPA and Siemens shall have no further payment obligations with respect to such items.

The remedy stated in 5.6.a flows to the supply of wireless modules to Wherify relating only to the purchase of modules related to the defective Product, if the defect is the result of a defect in the wireless module supplied by Siemens. The remedy stated in 5.6.b does not apply in the case the defect is the result of a defect in the wireless module supplier by Siemens.

6.0 CHANGE ORDERS

6.1 Schedule. Wherify will provide the Product(s) and Location Services in accordance with the schedule(s) as specified in the relevant SPA, if available, or, as otherwise specified in the relevant Order(s).

6.2  Requested Change. Siemens may request reasonable technical or commercial changes as well as changes required or requested by a Customer to the relevant SPA in accordance with the Change Order (“CO”) process specified in this Article 6: Change Orders. Wherify shall review such request(s), respond within three business days, and upon Siemens acceptance, shall then provide within three business days of its receipt of notice of such acceptance, Siemens with a written CO that specifies the work, fees, and completion schedule. The fees for COs shall be as agreed by the Parties in the CO, but shall not be higher than those provided in the relevant SPA. Wherify is authorized to proceed with requested changes only after both Parties have signed the CO.

6.3 Notice of Customer Requested Changes. Each Party will promptly notify the other of any changes that a Customer requests. Siemens will also promptly notify Wherify of any changes that it deems necessary. Wherify will not perform COs requested by anyone, including a Customer, unless Siemens authorizes them following the procedure described in this Article 6: Change Orders. Siemens will not pay Wherify for any changes that have not been so authorized.

7.0 TESTING AND PRODUCTION OF PRODUCT(S)

7.1 Quality Assurance. Wherify shall provide and implement a Quality Assurance Program with procedures to ensure that the Product(s) and Location Services are consistently performed in accordance with the terms of this Agreement and at a level consistent with world-class and best industry standards and practices. Wherify shall maintain compliance with the TL 9000 and ISO 9000 certifications, or, shall aggressively pursue such certification(s) in accordance with a detailed action plan developed to obtain these certification(s). If Wherify must pursue these certifications, then it shall maintain its quality assurance processes and performance standards in accordance with the procedures of the TL 9000 and ISO 9000 series. Wherify shall comply with the standards of ISO 9000 in the performance of its obligations under this Agreement, the relevant SPA, and any Order. Additional requirements for quality assurance are set forth in Attachment C: Quality Assurance and Reliability Requirements.

7.2 Qualification Testing. Shall be in accordance with the provisions contained in Attachment C: Quality Assurance and Reliability Requirements. When applicable, Wherify shall provide certification for NEBS testing, Level III.

8.0 PACKAGING, SHIPPING, TITLE, AND RISK

8.1 Packing. All deliveries to Siemens pursuant to this Agreement shall be prepared for shipment, packaged, and packed in compliance with established industry standards.

8.2 Marking, Labeling & Electronic Tracking. On a case-by-case basis based on the requirements of Siemens and a Customer, the Parties will agree upon appropriate labeling and electronic asset-tracking requirements and procedures that are responsive to, and consistent with, Siemens business requirements and asset tracking practices. Such requirements and procedures will include, at a minimum, the labeling of Product component(s), each container, and related packing documentation with bar-coded serial numbers in accordance with Siemens standard F32786-F2943-X-07-7635 Package Labeling Specifications for suppliers as set forth in Attachment D: Labeling and Marking of Product.

8.3 Shipping.

8.3.1 Shipping Procedures.  Unless otherwise instructed by Siemens, Wherify shall:

(a) ship all Orders complete, freight collect, using the carrier and method identified in the applicable Order;

(b) verify that all subordinate documents bear the correct Order number;

(c) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package which contains the memorandum;

(d) mark the correct Order number on all packages and shipping papers; and

(e) when applicable under Section 8.3.2 below, provide separate invoices in duplicate for each shipment, whether or not a complete Order, indicating the correct Order number.

8.3.2 Carrier and Method Not Specified. Where carrier and method of shipment are not specified in the Order, Siemens will reimburse Wherify for actual shipping and insurance costs on an out-of-pocket expense basis; provided, however, that Wherify, upon Siemens request, shall adequately substantiate such charges by providing freight bills or other written documentation. Siemens shall have the right to audit such out-of-pocket expenses consistent with the audit provisions in Article 15: Audits.

8.4 Title and Risk of Loss. Title to any Hardware, Product(s), or Product component(s) shipped to Siemens shall vest As set forth in each applicable Adoption Agreement.Unless otherwise provided in this Agreement or the relevant SPA, title to Software provided by Wherify shall remain with Wherify subject to the terms of Article 20: Software License. Wherify shall at its own expense provide insurance against loss or damage en route to the delivery location/destination specified in the Order. The risk of loss for any Hardware, Product(s), or Product component(s) shipped to Siemens shall pass to Siemens upon delivery to the location/destination specified in the corresponding Order.

9.0 DOCUMENTATION

9.1  General. Wherify agrees to furnish and deliver, at no charge, Documentation in the English language for the Product(s) delivered under this Agreement as necessary to permit Siemens, a Customer, or other End User(s) to use the Product(s). Wherify represents and warrants that the Documentation shall accurately and completely reflect the operation, capabilities, features, and limitations of the Product(s); shall include all information required to install and operate the Product(s); and shall include all information as required by a Customer or other End User(s) for their use of the Product(s), including but not limited to, all Documentation necessary for the interface function to ensure the interoperability of Wherify’s Product(s). The Documentation and the Applicable Standards and Specifications will be technically correct, up-to-date, and sufficient for the purposes of this Agreement and the relevant SPA.

9.2  Delivery. Wherify shall deliver Documentation in the format and media identified in the relevant SPA Attachment E: Service Level Agreement, and Attachment H: Product List, Specifications, and Roadmap.. Documentation shall be delivered to Siemens as soon as possible, and available upon a Product(s)’ release, even if the Product(s) is not generally available in the marketplace. Siemens may copy (in either electronic, C-D or paper form), post on website for Customer access, repackage, and reformat such Documentation for use in connection with the operation, use, and sale of the Product(s), including copies and repackaged or reformatted Documentation for a Customer or other End User(s). In addition to the rights set forth above, Wherify hereby grants Siemens, a Customer, and other End Users), the right to modify and enhance the Documentation for their internal use, for Siemens to distribute such modified Documentation internally as well as to a Customer or other End User(s), and for a Customer to distribute to other End User(s). In the event Siemens, a Customer, or other End User(s) modifies the Documentation by changing the text of the Documentation in a manner not limited to repackaging or reformatting, Wherify shall be deemed to have approved such changes unless it objects in writing to Siemens within 15 business days of its receipt of a copy of the changed Documentation. In the event Wherify so objects, then it will not be responsible for Siemens, a Customer’s, or other End User(s)’ use of such Documentation to the extent it is so modified. Wherify shall have no right to utilize Siemens, a Customer’s, or other End User(s)’ modifications and enhancements to the Documentation without the appropriate Party’s prior written consent.

10.0 TRAINING

Wherify will offer Siemens training in accordance with Attachment B: Training Programs, and as also outlined in Attachment E: Service Level Agreement and the relevant SPA.

11.0 PRODUCT CHANGES AND NEW PRODUCT DEVELOPMENT

11.1 Product Changes.

11.1.1 Updates and Changes. Wherify shall provide Product(s) as listed in Attachment H: Product List, Specifications and Roadmap. Wherify shall provide updates to Attachment H: Product List, Specifications, and Roadmap as necessary to keep it current. Any changes to Product(s) included in Attachment H: Product List, Specifications, and Roadmap, including any new releases, upgrades, and updates, shall have backward compatibility for the longer of three years for Hardware and three years or three releases for Software to insure that new Product(s) or any changed Product(s) function with prior Product(s), and do not require any change in the existing Hardware. Wherify shall provide all Product(s) with CLEI codes, as applicable, at no additional charge to Siemens. For the purposes of this Article 11: Product Changes and New Product Development, an upgrade shall include new features and not be limited to “dot. release(s)”.

11.1.2 Product Change Notice(s). Wherify shall notify Siemens of any changes by issuing a product change notice (“PCNs”). During the Term, all changes affecting form, fit or function shall be subject to Siemens prior written consent which may be withheld for any reason as determined by Siemens in its sole discretion.

11.1.3 Notice of Planned Changes Which Impact the Product(s). Wherify shall notify Siemens 12 months in advance of any planned changes in the Product(s) that may affect its form, fit or function. Wherify shall provide complete Documentation regarding such changes as well as sufficient advance samples of any changes in the Product(s) for Siemens to perform system testing. Such samples will be at no cost to Siemens and will be made available as soon as possible following issuance of the PCN. Unless such changes are acceptable to Siemens as determined in its sole discretion, Wherify agrees to provide Product(s) throughout the Term that are not changed as contemplated by this Section 11.1.3.

11.1.4 Notice of Planned Changes which are Incidental. Wherify shall notify Siemens six months in advance of any changes planned in the Product(s) that do not affect its form, fit or function. Wherify shall provide complete Documentation regarding such changes as well as sufficient sample devices for Siemens to verify these changes. Siemens will notify Wherify within 30 days of receipt of sample devices as to their acceptability by Siemens. In the event these changes are not acceptable to Siemens, Wherify shall use its best efforts to ensure that Siemens concerns are resolved as determined in Siemens sole discretion.

11.1.5 Meetings. The Parties agree to meet quarterly to inform each other of their respective Product(s) developments as well as any changes in Product(s) requirements or specifications relevant to this Agreement or a relevant SPA including, but not limited to, updating and discussing Wherify’s Roadmap and other issues relevant to the development of the Parties’ relationship for sales of the Product(s) in the telecommunications sector. Siemens may provide Wherify with information with regard to its plans for future products and technical developments. The Parties also agree to exchange information with regard to new features or upgrades.

11.2 New Product(s). Wherify shall offer to Siemens any modifications or enhancements to Product(s) as well as new Product(s) that becomes commercially available. By amendment, such Product(s) and their price shall be added to the relevant SPA, Attachment G: Wherify’s Price List, and Attachment H: Product List, Specifications, and Roadmap as necessary. Any modifications or enhancements identified in the relevant SPA shall be offered to Siemens at no increase in price for the affected Product(s).

11.3 Localization. Siemens will, provide commercially reasonable assistance to localize the Documentation and packaging, including (i) assistance in the translation of such packaging and Documentation in the local language(s); (ii) providing information relating to the local legal and regulatory requirements for paclaging and Documentation. In addition, Siemens will provide commercially reasonable assistance upon request from Wherify with respect to the localization of the Products and Location Services. If third party localization services are required, they will be mutually agreed in an SPA.

Siemens will also provide commercially reasonable assistance to achieve local certifications. If third party certification services are required, they will be mutually agreed in an SPA.

12.0 SUBCONTRACTORS

Wherify acknowledges and agrees that it has full responsibility and liability for the performance of all suppliers, subcontractors, or third parties used by it to the same extent as if Wherify performed such obligations. Without limiting the generality of the foregoing, Wherify shall be responsible for discharging any liens (including subcontractor mechanic liens) or encumbrances placed on any Product(s) or Product component(s) purchased by Siemens hereunder. Any subcontractor retained by Wherify shall be subject to Siemens prior written approval which may be withheld for any reasonable commercial reason.

13.0 PRICES

13.1 General. Siemens may purchase Product(s), Product component(s), Documentation in accordance with the prices in U. S. Dollars set forth in Attachment G: Wherify’s Price List, and In the event that the Wherify decreases the price of any Product, Siemens will be entitled to a credit equal to the difference between the net price paid by Siemens, less any prior credits granted by Siemens, and the new decreased price for the Product multiplied by the quantity of such Product in Siemens. Similar price adjustment will also be made on all such Product in transit to Siemens on the effective date of such price decrease. With respect to Location Services, if Siemens invoices a Customer for Location Services, Siemens may retain an amount of 15% of the total invoice amount as a commission, With respect to Customers that are billed directly by Wherify, Siemens shall receive in cash, within 30 days of Wherify’s receipt of payment from a Customer an amount equal to 15% of the total invoice amount.

13.2 The prices as set forth in the relevant SPA and/or Attachment G: Wherify’s Price List for Product(s) and Services shall be less than or equal to the prices offered to any other customer of Wherify for the Product(s) and Services (such prices are collectively referred to as the "Offered Prices"). To the extent that the Offered Prices are less than the prices set forth in the relevant SPA and/or Attachment G: Wherify’s Price List, then Wherify shall be liable to Siemens for the resulting price differential which shall be as follows: (i) retroactively to all Orders issued by Siemens after the date the Offered Prices were first offered to Siemens or other customers, with the retroactive amount to be provided to Siemens as a credit for future Orders, or, if there are no such Orders, then Siemens shall be immediately reimbursed such amounts; and (ii) on a going-forward basis for all future Orders issued by Siemens. Compliance with this Section 13.2 shall be subject to verification by the audit of Wherify’s records as provided in Article 15: Audits.

13.2.1 Taxes. The Parties respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

Each Party’s Responsibility. Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

Wherify’s Responsibility. Wherify shall be responsible for any sales, use, excise, value-added, service, consumption, and other taxes and duties assessed or otherwise payable by Wherify for the acquisition or use, and based on the acquisition cost, of any goods or services used or consumed in providing the Product(s) and Services.

13.2.3 Cooperation.  The Parties agree to cooperate with each other to more accurately determine and minimize each of their respective tax liability to the extent legally permissible. Wherify’s invoices shall separately state the amount of any taxes Wherify is collecting from Siemens. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by the other Party. Any third party billing for LBS will be mutually agreed in SPA, such that each party has sufficient information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by the other Party.

13.2.4 Claims by Taxing Authority. Each Party shall promptly notify the other of any claim received for taxes asserted by an authorized taxing authority and the Parties shall coordinate their response to and settlement of any such claim. Notwithstanding the preceding sentence, the Parties agree that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the right to elect to control the response to and settlement of such claim; provided, however, that the other Party shall have the right to participate to the extent of its potential responsibilities or liabilities with regard to such a claim. If Siemens requests Wherify to challenge the imposition of any tax, Siemens shall reimburse Wherify its reasonable legal fees and expenses incurred. Each Party shall be entitled to tax refunds or rebates granted to it and to the extent such refunds or rebates are for taxes paid by it.

14.0 INVOICING AND PAYMENT

14.1 Invoicing. As provided in Section 14.2 and 14.3, Wherify will invoice Siemens for amounts due under this Agreement for the provided Product(s) and Location Services. Such invoice shall include: invoice date, Order number, Product(s) part numbers or release numbers and descriptions, quantities, unit prices and the total amount due. All invoice prices shall comply with the pricing in the relevant SPA and Attachment G: Wherify’s Price List. Any terms and conditions which are preprinted on Wherify’s invoice or otherwise not specifically agreed to by Siemens shall be of no effect.

14.2 Other.

Periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month. All amounts due and payable to Wherify under this Article 14: Invoicing and Payment shall be paid, at Siemens option, either (i) by check payable to the order of Wherify or (ii) by electronic funds transfer to Wherify from account(s) designated by Wherify.

All payments made pursuant to this Agreement will be in U.S. Dollars, and unless otherwise specified in an Adoption Agreement.

Siemens agrees to flow invoicing terms for the purchase of Wireless Modules, for the quantity of modules related to specific SPA’s. In the case credit is extended, Siemens will require Wherify to maintain a revolving standby letter of credit for any credit outstanding.

14.3 Accountability. Wherify agrees to provide documentation and other information with respect to each invoice as may be requested by Siemens to verify the accuracy of the invoice and Wherify’s compliance with the provisions of this Agreement.

14.4 Disputed Charges. Siemens shall pay undisputed charges when such payments are due under this Article 14: Invoicing and Payment. Siemens may withhold payment of particular charges which it disputes in good faith. In the event Siemens disputes any of Wherify’s charges, Siemens will notify Wherify in writing as soon as possible (but before payment is due pursuant to the invoice) and set forth its reasons for the dispute in such notice.

14.5 Encumbrances. Wherify shall not perfect a security interest, lien, or other encumbrance upon any Product(s), Product component(s), Software, or Hardware provided pursuant to this Agreement.

14.6 Resolution of Disputes. Any unresolved dispute with regard to payments arising under this Agreement or the relevant SPA shall be resolved in accordance with the provisions of Article 23: Dispute Resolution.

15.0 AUDITS

Wherify shall maintain complete and accurate records of and supporting documentation for all invoices submitted under this Agreement, including for its out-of-pocket expenses, and for all commission payments made, as well as all back up documentation, including but not limited to Customer invoices, related thereto. Wherify’s compliance with billing for Location Services on a rated basis and with all other pricing issues arising under this Agreement and Section 13.2 shall be determined as provided in this Article 15: Audits and in accordance with generally accepted accounting principles applied on a consistent basis. Wherify agrees to provide documentation and other information with respect to each invoice and commission payment as may reasonably be requested by Siemens to verify the accuracy of the invoice and Wherify’s compliance with the provisions of this Agreement. Upon its request, Siemens and its authorized agents and representatives shall have access to such records for audit during normal business hours during the Term and for a period of three years after the termination or expiration of this Agreement. In the event Siemens is owed a refund by virtue of an overpayment or an additional commission amount under this Agreement, either discovered during an audit or otherwise, Wherify shall promptly pay Siemens the amount. If such audit finds errors exceeding five percent (5%), or a failure to comply with Section 13.2, then Wherify shall be responsible for all reasonable audit expenses.

16.0 REPRESENTATIONS, WARRANTY, AND SERVICES

16.1 Product Warranty.

16.1.1 Hardware Warranty. Wherify warrants that Hardware shall be new, merchantable, free from defects in design, material, and workmanship, fit and sufficient for the purposes intended by Siemens or a Customer, and will strictly conform to and perform in accordance with the Applicable Standards and Specifications. These warranties shall commence on the completion of the Customer’s Acceptance and continue for the longer of the warranty period as stated in the relevant SPA, the relevant SLA, the Applicable Standards and Specifications, the applicable OEM’s warranty, or 12 months (the “Warranty Period”). If the Hardware contains one or more manufacturing warranties, Wherify hereby represents that it has the authority to and does hereby assign such warranties to Siemens. All warranties for Hardware shall survive inspection, acceptance, payment, and use.

Hardware not meeting these warranties shall, at Wherify’s option, be repaired and/or replaced with new manufactured Hardware by Wherify at no cost to Siemens and with all costs for such implementation including, but not limited to transportation, risk of loss, and damage in transit for the return and re-delivery of the repaired or replaced Hardware borne by Wherify. Wherify shall provide, and bear all related costs, a replacement for any non-conforming Hardware within 24 hours after receipt of notice from Siemens. The Warranty Period for repaired and/or replaced Hardware is 12 months from the date of delivery of the repaired and/or replaced Hardware to Siemens and/or the Customer (if applicable), or, the remaining part of the original Warranty Period of the Hardware, whichever is longer. In the event Wherify fails to repair or replace any non-conforming Hardware within 30 days of its return by Siemens, Wherify shall, upon Siemens request, refund the purchase price of the returned Hardware without limiting any other remedies of Siemens for the failure of Wherify to fulfill its obligations under these warranty provisions. In addition to the above provisions, Wherify shall provide support services including access to its web based tools and help desk services on a 24x7x365 hour basis with an escalation process throughout the Warranty Period for Hardware and in accordance with Attachment E: Service Level Agreement. As provided in this Section 16.1.1, all support obligations, repairs, and replacements for Hardware under these warranty provisions shall be provided at no additional charge to Siemens. Siemens shall have the right to extend the Warranty Period for Hardware for additional periods of 12 months each at the price agreed to by the Parties.

16.1.2  Software Warranty. Wherify warrants that the Software and media shall be new, merchantable, free from defects in design, material, and workmanship, and shall conform to and perform in accordance with its specifications and Documentation as provided in the Applicable Standards and Specifications. Wherify further warrants that the Software does not contain any open source, freeware, shareware, GPL or other similar software. These warranties for Software shall commence on the completion of the Customer’s Acceptance and continue for the longer of the Warranty Period as stated in the relevant SPA, the Applicable Standards and Specifications, the applicable OEM’s warranty, or 12 months. If the Software contains one or more third party warranties, Wherify hereby represents that it has the authority to and does hereby assign such warranties to Siemens. All warranties for Software shall survive inspection, acceptance, payment and use.

For Software not complying with this warranty, Wherify agrees to immediately provide fixes, patches, or work-around solution(s) upon notice from Siemens, but in no event longer than 24 hours of Siemens issuance of such notice. In the event that Wherify fails to correct Software or provide replacement media for defective media within 30 days, then Wherify shall, upon Siemens request, refund the purchase price of the Software and/or Hardware without limiting any other remedies of Siemens for failure of Wherify to fulfill its obligations under these warranty provisions for Software. In addition to the above provisions, Wherify shall provide support services including access to its web based tools and help desk services on a 24x7x365 hour basis with an escalation process throughout the Warranty Period for Software and in accordance with Attachment E: Service Level Agreement. As provided in this Section 16.1.2, all support obligations, repairs, or corrections for Software under these warranty provisions shall be provided at no additional charge to Siemens.

Wherify further warrants that, during the Warranty Period for Software, it will provide all releases, updates, alterations, modifications, enhancements, or improvements to Software or feature sets purchased by Siemens that are generally available to Wherify’s other customers during such Warranty Period, as well as providing code corrections or maintenance patches to correct a defect in order to bring the Software into compliance with the Applicable Standards and Specifications. Wherify shall concurrently provide updated Documentation reflecting any changes in the Software. Wherify shall also replace the Software if the media is destroyed or damaged and, as a result, such Software is unusable or fails to operate in accordance with the Applicable Standards and Specifications. All warranty obligations, repairs, and replacements for Software shall be provided at no additional charge to Siemens and Wherify shall pay all related shipping costs. Siemens shall have the right to extend the Warranty Period for Software for additional periods of 12 months each at the price agreed to by the Parties.

16.1.3  Software Releases. Unless otherwise agreed, Wherify shall submit to Siemens, at its earliest availability date, an evaluation copy of any Software release, update, alteration, modification, patch, enhancement, or improvement, as required under this Agreement or the relevant SPA or any other Product covered by this Agreement.

16.2  Services Warranty. Wherify warrants that the Location Services will be performed with care, skill, promptness, diligence, and in strict compliance with the Applicable Standards and Specifications and also in accordance with the best practices in Wherify’s profession or industry. If Wherify fails to meet applicable professional standards or comply with the Applicable Standards and Specifications, Wherify will, without additional compensation, promptly correct or revise any errors or deficiencies in the Location Services provided. These warranties for Location Services shall commence on the completion of the Customer’s Acceptance and continue for the longer of the Warranty Period as stated in the relevant SPA, the Applicable Standards and Specifications, the applicable OEM’s warranty, or 36 months Wherify, at no cost to Siemens, will promptly correct or revise any errors or deficiencies in the Location Services. In the event Siemens requests a refund pursuant to the provisions of Section 16.1.1 for Hardware, of Section 16.1.2 for Software, or under any other provisions of this Agreement or the relevant SPA, then Wherify agrees to refund a pro rata portion of any fees, including any prepaid fees for Location Services. All warranty obligations, repairs, and replacements for Location Services shall be provided at no additional charge to Siemens. All Location Service warranties shall survive inspection, acceptance, payment, and use. Siemens shall have the right to extend the Warranty Period for Location Services for two additional periods of 12 months, each at the price agreed to by the Parties.

In the event Wherify’s performance of Location Services, whether provided during the Warranty Period or following such period, does not fully meet the standards and practices required by this Agreement or the relevant SPA, Siemens shall be entitled to a reduction of Wherify’s fees for Location Services for the then current maintenance and support year of up to 50%, Siemens shall be entitled to deduct such amounts from the Location Services fees as a credit against future charges or as a cash reimbursement, as determined in Siemens sole discretion.

16.3 Wherify Responsible for Costs. Wherify shall be solely responsible for any and all costs and expenses incurred and attributable to its warranty obligations under this Article 16: Representations, Warranty, and Location Services including, but not limited to de-installation, re-installation, shipment, labor, and materials.

16.4 General Warranties.

16.4.1  Viruses. Wherify represents and warrants that the Software when delivered to Siemens or the Customer shall be free of any Virus, and (i) contains only what is stated in the Documentation and the Applicable Standards and Specifications; (ii) is free of any master access key (ID, Password, trap door, Trojan horse, back door, worm, etc.) to the system, except as agreed to in Section 16.4.2; (iii) is free of any other destructive code or expiration date; (iv) is free of any item which could degrade the security of the operating system by interfering with or modifying the normal functions of the operating system on which the Software resides; (v) is free of any item which could degrade the security of the application code or other third party software; and (vi) has been tested for computer viruses or other destructive code using a regularly updated virus detection and removal software package and has been inspected by Wherify’s authorized personnel. If a Virus is found in or introduced into the Software, or Siemens, a Customer’s, or other End User(s)’ operating system as a result of Wherify’s acts or omissions, then Wherify shall have breached its warranty obligations under this Article 16: Representations, Warranty, and Location Services. In such event, and in addition to any other remedies available to Siemens, Wherify agrees to use its best efforts, at no additional charge, to assist Siemens in reducing the effects of the Virus, and if the Virus causes a loss of operational efficiency or a loss of data, to assist Siemens to the same extent to mitigate and restore such losses. Wherify also agrees to indemnify, defend, and hold harmless Siemens from any and all damages, claims, liabilities, and costs, both direct and indirect of whatever nature and regardless of the legal theory upon which such claim is based which result from or are related in any manner to Wherify’s failure to meet its obligations under this Section 16.4.1.

16.4.2 Disabling/Enabling Code. Wherify represents and warrants that without the prior written consent of Siemens, Wherify shall not insert into the Software or any Software component(s) any code which would have the effect of disabling or otherwise shutting down all or a portion of the Software disabling code. Wherify further represents and warrants that with respect to any disabling code that may be part of the Software or Software component(s), Wherify shall not invoke such disabling code at any time, including upon expiration or termination of this Agreement, in whole or in part, without Siemens prior written consent. Wherify agrees that it shall not utilize any enabling code to activate the Software or any Software component(s) without Siemens prior written consent enabling code.

16.4.3 Right to Use. Wherify represents and warrants that it is either the owner of or authorized to distribute, sublicense, and use the Software as provided in this Agreement or the relevant SPA. Wherify represents and warrants that Siemens shall be entitled to the rights of possession and quiet enjoyment of the Software. Wherify represents and warrants that no consent, approval, or withholding of objection is required from any entity, including any government authority, with respect to the Software.

16.4.4 No Infringement. Wherify represents and warrants that its Products and Location Services do not and that it shall perform its responsibilities under this Agreement in a manner that does not infringe or constitute an infringement or misappropriation of any patent, copyright, trademark, mask work, trade secret, or other proprietary rights of a third party.

16.4.5 Documentation. Wherify represents and warrants that all Documentation provided by Wherify shall be accurate, complete, and written in a manner to be understood by a typical user of the Software, trained to an appropriate level for his/her job responsibilities, and shall be updated from time-to-time to reflect any changes to the Software.

16.4.6 No Suits. Wherify represents and warrants that there are no legal actions, suits, or proceedings, pending or threatened, which could have a material adverse effect on Wherify’s ability to fulfill its obligations under this Agreement.

16.5 Notice of Breach. If at any time during the Warranty Period for the Software or Location Services, Siemens believes there is a breach of any warranty, it will notify Wherify setting forth the nature of such claimed breach. Except as otherwise set forth in this Agreement, Wherify shall promptly investigate such claimed breach and within three business days of Siemens notice, and shall either (i) provide information satisfactory to Siemens, as determined in its sole discretion, that no breach of warranty in fact occurred, or, (ii) at no additional charge to Siemens, promptly use its best efforts to take such action as may be required to correct such breach.

If a breach of warranty has not been corrected within the time specified in this Agreement, if two or more breaches of warranty occur in any 60 day period, or, if Siemens relies to its detriment on Wherify’s representation that particular features, quality elements, or functions of the Software will be available, then Siemens may, in addition to any other remedies available to it for the recovery of damages and compensation for its additional costs and expenses incurred as a result of such breach, elect to:

(a)  obtain functionally equivalent software and Location Services, including any Location Services provided before, during, or following the Warranty Period, from another source and Wherify shall be responsible for any additional costs incurred by Siemens and any damages owed to a Customer; or

(b) obtain a reduction of all amounts paid for any Location Services provided during or following the Warranty Period in the amount of 50% as a credit against future charges or as a cash reimbursement, as determined in Siemens sole discretion.

Additionally, Siemens may terminate the Agreement or the relevant SPA, in whole or in part, as provided in Article 24: Termination or an Order(s) as provided in Article 5: Ordering.

16.6 Warranty Obligations. The warranty obligations under this Article 16: Representations, Warranty, and Location Services shall be enforceable against Wherify during the Warranty Period including any extensions and following its expiration, provided that Siemens notifies Wherify of such breach of a warranty within six months after the expiration of the Warranty Period. THIS AGREEMENT STATES THE SOLE LIABILITY AND OBLIGATION OF WHERIFY AND THE SOLE REMEDY OF SIEMENS ARISING OUT OF A BREACH OF THE WARRANTIES GIVEN IN THIS AGREEMENT. EXCEPT FOR THE LIMITED PRODUCT WARRANTIES SET FORTH IN THIS SECTION, WHERIFY MAKES NO REPRESENTATIONS OR WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THIS AGREEMENT OR THE WHERIFY PRODUCTS, HARDWARE, SOFTWARE, SERVICES AND ANY OTHER MATERIALS PROVIDED OR SERVICES PERFORMED, AS THE CASE MAY BE, BY WHERIFY UNDER THIS AGREEMENT. WHERIFY HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, ACCURACY OR SATISFACTORY QUALITY.

17.0 PRODUCT SUPPORT

17.1 Discontinued Product(s).  Following the Term and upon 12 months prior written notice, Wherify may discontinue the Software and/or any related components; provided, however, that Wherify shall provide continuing support for such discontinued Software and/or any related components and parts in accordance with this Article 17: Product Support. In such an event, Siemens shall also have the right to exercise a last time buy option in accordance with Section 17.3.

17.2 Continuing Support. Wherify agrees, provided the Software and/or any related component(s) are discontinued, to offer for sale to Siemens during the Term and for five years following the delivery to a Customer (excluding Orders for replacement or repair parts only) to provide: (i) field service and assistance as necessary; (ii) functionally equivalent software and any related components; (iii) correction or support Location Services for the Software and any related components, at the price set forth in the then current Attachment G: Wherify’s Price List, or, if no agreement is in effect then at a price agreed to by Siemens; and (iv) updates, patches, and/or fault corrections for Software at no additional charge. If the Parties fail to agree upon a price, the price shall be the lesser of Wherify’s then current price for said Software and any related components and parts, or, a negotiated price which is in accordance with Section 13.2. The Software and any related components shall be warranted as set forth in Article 16: Representations, Warranty, and Services. Wherify’s failure or inability to supply such components, updates, patches, and/or fault corrections for Software, itself or from another source shall be considered non-compliance with this clause.

17.3 Last Time Buy Option. In the event of the discontinuation of the Software or any related components, including unacceptable changes, Wherify shall offer Siemens an opportunity to execute a last time buy option at its then current prices. Such option shall not unreasonably limit the quantities purchased and the delivery dates shall be extended to the latest date possible. Upon Siemens request, and without obligation or charge to Siemens, Wherify shall provide technical information, source code, Documentation, and rights required to permit Siemens to continue to sell, license, and maintain such Software.

17.4  Escrow. Upon Siemens request, Wherify shall, at its sole cost and expense, deposit in escrow with Iron Mountain Escrow Services or another third party escrow agent acceptable to Siemens and pursuant to an agreement which reflects the terms stated in this Section 17.4 (“Escrow Agreement”) copies of all Wherify Deposited Information. Wherify agrees to update this deposit within 30 days after each update or modification of the Deposited Information.. Siemens shall have the right to cause a verification of the Deposited Information by a qualified third party expert selected by Siemens. In the event the verification does not confirm the deposit required, then Wherify shall immediately be provided with notice and five calendar days to review the results of such verification. Following Wherify’s review, it shall thereafter immediately deposit the additional materials pursuant to this Article 17: Product Support and shall pay for all amounts, including any expenses, incurred by Siemens for such verification. The Parties shall resolve any disputed issues with regard to such verification in accordance with Article 23: Dispute Resolution. Any portion of Deposited Information that is customized for Siemens will be segregated from other deposited information.

Wherify represents and warrants that (i) the Deposited Information shall at all times be sufficient for a Trained Programmer to maintain and support the Software without further assistance from Wherify; (ii) the licensed programs do not contain any proprietary languages or programming tools or components which a Trained Programmer could not reasonably be expected to understand; (iii) the Deposited Information includes all of the devices, programming, and documentation necessary for the maintenance of the licensed programs by a Trained Programmer; (iv) if any portion of the Deposited Information is encrypted, the decryption tools and decryption keys shall have also been deposited; and (v) the Deposited Information includes all technical information necessary for Siemens to manufacture, to have manufactured, or to obtain the Hardware and any related components and parts from other sources.

Wherify agrees that Siemens shall have access to the Deposited Information in the event Wherify of a Triggering Event. A Triggering Event shall be established by a sworn affidavit of an executive at Siemens, at the level of Vice President or higher, attesting to the existence of one of the Triggering Event. In the event there are third parties, who are given access to the Deposited Information under an escrow agreement, Wherify acknowledges agrees that Siemens will have simultaneous access to the Deposited Information.

Upon the occurrence of a Triggering Event, Wherify agrees that Siemens shall have the right to access the Deposited Information, including the right to update and maintain the Deposited Information, shall have the manufacturing rights as provided herein, and shall thereafter have a present software license exercisable upon a release following a Triggering Event in accordance with the provisions of this Section 17.4 to use the Deposited Information as provided in Article 20: Software License and the ownership rights as provided in this Article 17: Product Support. Upon the occurrence of a Triggering Event, Wherify also agrees that Siemens shall have all rights necessary to permit Siemens (i) to manufacture, to have manufactured, or to obtain the Hardware (in modified or unmodified form) and any related components and parts from other sources as well as (ii) to sell, otherwise dispose of, maintain, and service the Hardware (in modified or unmodified form) as a result of its use of the Deposited Information.

At the time of the execution of this Agreement, and as updated for any personnel change(s), Wherify agrees to identify its technical personnel with knowledge of the Software and to provide their contact information. Upon the occurrence of a Triggering Event, Siemens shall have the right, and be provided access, to contact and solicit for employment any of Wherify’s technical personnel with knowledge of the Software.
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In the event of a rejection of this Agreement or any related or supplemental agreement, Siemens may elect to retain its rights under such agreements as provided in Section 365(n) of the Bankruptcy Code. Upon written request of Siemens to either, as applicable, Wherify or bankruptcy trustee or receiver, such authorized person shall not interfere with the rights of Siemens as licensee as provided in such agreements.

In the event of any conflict between the provisions of this Agreement and the Escrow Agreement entered by the Parties, the provisions which are the most protective of Siemens rights and interests under this Agreement shall have precedence.

18.0 INSURANCE

Wherify shall during the Term have and maintain in force the insurance coverages listed below.

18.1  Commercial General Liability Insurance. Wherify shall maintain commercial general liability insurance, including products, completed operations liability, personal injury, contractual liability, and broad form property damage liability coverage for damages to any property with a minimum combined single limit of $2,000,000.00 per occurrence.

18.2 All Risk Property Insurance. Wherify shall maintain all risk property insurance on equipment, data, media, and valuable papers, including extra expense coverage, with a minimum limit adequate to cover such risks on a 100% replacement cost basis.

The foregoing insurance coverages shall be primary and non-contributory with respect to any other insurance or self insurance which may be maintained by Wherify, and shall be endorsed to Siemens as an additional insured, with the exception of Workers Compensation. Wherify shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than 30 days written notice shall be given to Siemens prior to any cancellation or non-renewal of the policies. The insurers selected by Wherify shall have an A.M. Best rating of A or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.   These insurance requirements do not limit or otherwise affect Wherify’s obligations under any of the provisions of this Agreement, a relevant SPA, an Order, or at law or equity.

19.0 INDEMNITIES

19.1  Indemnity by Wherify. Wherify agrees to indemnify, defend, and hold harmless Siemens and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all damages and losses from claims arising from, in connection with, or based on allegations of any of the following: (i) Wherify’s failure to observe or perform any duties or obligations for third parties on or after the Effective Date (e.g., duties or obligations to subcontractors); (ii) Wherify’s breach of its obligations with respect to Siemens Confidential Information; (iii) any claim, demand, charge, action, cause of action, or other proceeding asserted against Siemens, but resulting from an act or omission of Wherify in its capacity as an employer of a person; (iv) Wherify’s breach of any representation, warranty, covenant, obligation, or responsibility set forth in this Agreement; (v) the negligence or intentional misconduct of Wherify or any of its officers, directors, or employees; (vi) any claims, warranties , or representations made by Wherify concerning the quality, performance, or other characteristics of the Product(s) or Location Services; (vii) Wherify’s breach of any obligations under Section 26.2.

19.2
Siemens agrees to indemnify, defend, and hold harmless Wherify and its Affiliates and their respective officers, directors, employees and agents, from any and all damages and losses from claims arising from, in connection with, or based on allegations of any of the following: (i) Siemens breach of its obligations with respect to Wherify Confidential Information; and (ii) the gross negligence or intentional misconduct of Siemens or any of its officers, directors, or employee..

19.3	Indemnification for Property and Personal Injury.

19.3.1 Wherify agrees to indemnify, defend, and hold harmless Siemens, its Affiliates, and its and their respective officers, directors, employees, agents, successors, assigns and Customer(s) (if applicable), harmless from and against any and all liabilities, damages, costs, and expenses, including reasonable attorneys fees, related to personal injury, real property, or tangible personal property, to the extent such damages are caused by the negligent act or omission of Wherify or its agents, subcontractors, employees, provided Siemens provides timely notification to Wherify of any assertion against it of any such claims or demands and allows Wherify to control the defense and all related settlement negotiations. Siemens will cooperate in good faith with Wherify to facilitate the defense of such a claim.

19.3.2  Indemnification for Infringement. If the Product(s) or Location Services or the use of the Product(s) for any purpose within the scope of this Agreement becomes, or in Siemens reasonable opinion is, or, is likely to become, the subject of an infringement or misappropriation claim or proceeding, Wherify shall indemnify, defend, and hold harmless Siemens, its Affiliates, directors, officers, employees agents, and Customer(s) who use the Product(s), or End User(s (“Indemnified Party(ies)”), from and against any claim, liability, or damage as permitted under this Agreement and this Section 19.3 from any third party claim, action, suit, proceeding, or settlement thereof, to the extent that such claim, actions, suit, or other proceedings against an Indemnified Party asserts that any patent, copyright, trade secret, or other intellectual property right is infringed by use of the Product(s) by an Indemnified Party. Wherify shall so indemnify, defend, and hold the Indemnified Parties harmless from all costs, liabilities, expenses, and damages, including court costs and reasonable attorney fees provided Wherify is promptly notified, given assistance as necessary, and permitted to direct the defense. In the event Siemens does not provide such notice, Wherify’s indemnification obligations under this Section 19.3 shall not be abrogated except to the extent that actual and material prejudice results. Wherify agrees to request its third party suppliers to provide reasonable efforts in support of Wherify if it is engaged in defending an Indemnified Party or avoiding a claim under this Section 19.3.

In addition to all other rights and remedies under this Agreement, Wherify agrees if a Product(s) becomes, or in Siemens reasonable opinion is likely to become, the subject of a claim of infringement, or should use of the Product(s) be enjoined, Wherify shall, in addition to its obligations under the immediately preceding paragraph above, at its expense, and in descending order of precedence:

(a) procure for the Indemnified Party(ies) the right to continue using the Product(s); or

(b) modify the Product(s) to make it non-infringing while maintaining equivalent or better functionality, features, performance, and conformance to the Applicable Standards and Specifications.

If neither of the foregoing are commercially reasonable alternatives, as determined in Siemens reasonable judgment, Wherify may replace the Product(s) with a product that has equivalent or better functionality, features, performance, and conformance with the Applicable Standards and Specifications.

Notwithstanding any provision in this Section 19.3 or in this Agreement, Siemens is authorized to include this infringement indemnification provided by Wherify to a Customer or other End User(s) in the terms and conditions of the End User(s) license to give effect to the indemnification provided by Wherify and as determined to be necessary by Siemens in its sole discretion. Wherify acknowledges and agrees that Siemens has the right to flow this indemnification for infringement through to a Customer or End User(s) and that in such circumstances, a Customer or the End User(s) shall have the right to seek such indemnification provided in this Section 19.3 directly from Wherify. THE FOREGOING PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND OBLIGATION OF WHERIFY AND THE EXCLUSIVE REMEDY OF SIEMENS, DISTRIBUTORS, AGENTS, EMPLOYEES, AND ITS CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF COPYRIGHTS, TRADEMARKS, DESIGNS, TRADE SECRETS, PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE WHERIFY PRODUCTS.

19.4 Limitation of Liability.

19.4.1 Wherify’s Limitation. Except for any obligations with regard to indemnifications under this Article 19: Indemnities or the relevant SPA, Wherify’s liability for any and all claims, losses or expenses arising out of this Agreement, or out of any claim regardless of the legal theory, including but not limited to, negligence, strict liability, agency, warranty, trespass, breach, or any other liability shall not exceed the greater of $10,000,000 or the total purchase price for all Products and Services ordered by Siemens and its Affiliates under this Agreement.

19.4.2 Siemens Limitation. Siemens liability for any and all damages, claims, losses, costs, or expenses arising out of this Agreement or out of any claim regardless of legal theory, including but not limited to, negligence, strict liability, agency, warranty, trespass, breach, or any other liability, shall in no event exceed the amount paid by Siemens for Product(s) and Location Services in the three month period immediately preceding the event giving rise to such claim. Any such claims shall not exceed an aggregate amount of $10,000,000.00. Siemens will have no liability to Wherify for compensation, reimbursement, or damages of any kind arising out of the expiration or termination of this Agreement.

19.4.3 DISCLAIMER. UNDER NO CIRCUMSTANCES SHALL SIEMENS BE LIABLE TO WHERIFY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF USE OR LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL, ARISING IN CONNECTION WITH THIS AGREEMENT OR THE RELEVANT SPA, UNDER ANY THEORY OF TORT, CONTRACT, WARRANTY, STRICT LIABILITY, OR NEGLIGENCE, EVEN IF SIEMENS HAS BEEN ADVISED, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

20.0 LICENSE

20.1 Grant. Wherify hereby grants Siemens, for itself or its Affiliates as provided in this Agreement, a fully paid, royalty-free, non-exclusive, worldwide, perpetual, transferable, and irrevocable license to use, market, distribute, and sublicense the Software to a Customer only in connection with the Products. If the End User(s) requires a license directly from Wherify, Wherify agrees to give the End User a license under the same license terms as given to the Customer. Wherify grants to Siemens the right to copy the Software for archival purposes and as necessary to maintain and sublicense the Software to a Customer and grants these same rights to copy to these sublicensees. Siemens or a Customer shall also have the right to sublicense the Software to another End User(s). These rights include those provided below.

(a) use and/or have used the Software for the purposes of installing, testing, operating, and maintaining the Software in combination with or to be combined with, or as part of devices, equipment, hardware, software, and technology marketed by Siemens, its Affiliates, and/or distributors; and

(b) use, copy, reprint, redesign, translate and/or have translated (if required by an applicable Adoption Agreement), or have redesigned by a subsidiary, the Documentation for use of the Software by Siemens, its Affiliates and/or distributors.

20.2  End User(s) Agreement. Siemens, its Affiliates, and distributors will sublicense the Software to End-Users pursuant to a written license agreement(s) which contains terms substantially similar to, and no less protective of Wherify, as the terms in this Agreement or the relevant SPA.

20.3. Trademarks and Legend. Wherify hereby grants to Siemens, a Customer, or an End User(s) with the right to sublicense such rights as granted in this Article 20: Software License to its Affiliates, its distributors and their licensees, or End User(s), and Siemens hereby accepts from Wherify a non-exclusive, worldwide right and license to use, and reproduce all present and future trademarks, trade names, logos, copyright notices, and other intellectual property rights notices of Wherify’s for the Software, the Documentation, the Applicable Standards and Specifications, and all other pertinent documents and specifications. Wherify undertakes to make available such trademarks, trade names, logos, copyright notices, and other intellectual property rights notices in writing and in electronic format. Wherify shall convey updates each time a new trademark, trade names, logos, copyright notices, and other intellectual property rights notices will be used by Wherify for the Software. Siemens shall reproduce and use trademarks, trade names, logos, copyright notices, and other intellectual property rights notices in accordance with Wherify’s usage guidelines if provided to Siemens. All use and goodwill associated with the Wherify Trademark will inure exclusively to the benefit of Wherify. Upon notice from Wherify of its objection to any improper or unauthorized use of a Wherify Trademark, Siemens will correct or discontinue such usage, as the case may be.

20.3.2 Right to Use. Siemens, a Customer, or an End User(s) shall not be obligated to inquire into the correctness of Wherify’s rights to use and to authorize the use of any trademarks, trade names, logos, copyright notices, and other intellectual property rights notices contained in the Software, the Documentation and the pertinent documents. As provided in this Section 20.3.2, Wherify shall indemnify, defend and hold harmless Siemens, its Affiliates, its distributors, its Customer(s), and End-User(s) from any claims, demands, costs and expenses based upon any claim that the use of any Intellectual Property Rights Notice infringes third party rights subject to and as more fully set forth in Section 19.3.

20.3.3 Trademark Registration. Wherify will retain the exclusive right to apply for and obtain registration of the Wherify Trademarks,

20.3.5 Rights Protection. Siemens will use reasonable efforts to notify Wherify of any infringement or misappropriation of any patents, copyrights, trade secrets, trademarks, or other intellectual property or proprietary rights of Wherify or its suppliers of which Siemens has actual knowledge.

20.3.5 Display. All packaging, labels, marketing and promotional materials, ads, and the like of Siemens for Products and Location Services will display the Wherify Trademarks in a manner approved by Wherify in writing.

21.0 FORCE MAJEURE

No Party shall be liable for any default or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by fire, flood, lightning, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions, acts of terrorism, or revolutions in any country, or any other similar cause beyond the reasonable control of such Party; provided, however, that such default or delay is not caused by the non-performing Party, could not have been prevented by the reasonable precautions of the non-performing Party, and could not have been reasonably circumvented by the non-performing Party through the use of alternate sources, workaround plans, or other means. In such event, the non-performing Party shall be excused from the further performance of its obligation(s) affected for as long as such circumstances continue. Notwithstanding the foregoing, the non-performing Party shall continue to use its best efforts to recommence its performance whenever and to whatever extent possible throughout any default or delay caused by a force majeure occurrence. The non-performing Party shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two days of the inception of such delay) and describe with reasonable detail the circumstances for such delay. If any event under this Article 21: Force Majeure substantially prevents, hinders, or delays Wherify’s performance for more than 30 consecutive days, then at Siemens option it may: (i) terminate or modify any affected portion of any Order, the relevant SPA, or this Agreement, and any outstanding amounts owed Wherify shall be equitably adjusted to reflect such termination; or (ii) terminate this Agreement without liability to Siemens or Wherify as of a date specified by Siemens in a written notice of termination to Wherify. Neither Party shall have the right to any additional payments from the other Party for costs or expenses incurred as a result of any force majeure occurrence.

22.0 DISPUTE RESOLUTION

22.1 Disputes. Any dispute between the Parties arising out of or relating to this Agreement, including the interpretation of any provision, and with respect to the performance by Wherify or Siemens, shall be resolved as provided in this Article 22: Dispute Resolution.

22.2	Informal Procedures.

22.2.1  Negotiations between Executives. Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt in good faith to resolve any dispute arising out of or relating to this Agreement or a relevant SPA promptly by negotiation between the executives who have authority to settle the controversy and who are at a higher level of management than the person with direct responsibility for the administration of this Agreement or the relevant SPA. Any Party may give the other written notice of any dispute not resolved in the ordinary course of business. Within 10 business days after delivery of such notice, the Party receiving the notice shall submit to the other a written response.

22.2.2  Form of Notice and Response. The notice and the response shall include: (i) a statement of each Party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that Party and any other person who will accompany such executive. Within 30 business days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other shall be honored in a timely fashion.

22.2.3  Failure to Resolve. If the matter in dispute has not been resolved within 60 days after delivery of the notice, or, if the Parties fail to meet within 30 days, then the dispute shall be referred to more senior executives who have the authority to settle the dispute and who shall likewise meet in an attempt to resolve the matter(s) in dispute. If the matter(s) have not been resolved within 30 days after its referral to these more senior executives, or, if no meeting of such senior executives has taken place within 15 days after such referral, either Party may initiate subsequent proceedings as provided in this Article 22: Dispute Resolution.

22.2.4  Confidential. All negotiations conducted pursuant to this Section 22.2, and any of the Parties’ submissions in contemplation thereof, shall be kept confidential by the Parties and shall be treated by the Parties and their respective representatives as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and any similar state rules.

22.3 Limited Effect. The Parties agree that disputes, controversies or claims between them shall not be subject to the provisions of Section 22.2 when:

(a) a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy;

(b) the institution of formal proceedings earlier than as provided in Section 22.2 is necessary to avoid the expiration of any applicable limitation periods or to preserve a superior position with respect to other creditors; or

(c) in the event a Party is involved in litigation with a third party and successfully joins the other Party in litigation.

If a Party files a pleading with a court seeking injunctive relief and is unsuccessful, then the other Party may recover its costs and attorneys fees from the filing Party.

22.4 Litigation. Unless the Parties agree otherwise in writing, formal proceedings for the resolution of a dispute may be commenced after the earlier of: (i) the unsuccessful conclusion of negotiations under Section 22.2; (ii) the designated executives determine that it does not appear likely that the dispute can be resolved under Section 22.2; or (iii) the provisions of Section 22.3 are applicable. The Parties consent to the jurisdiction of the courts of the State of California and to jurisdiction and venue in the state and federal courts sitting in San Diego County, California for all litigation arising out of or related to this Agreement or the relevant SPA. The Parties further consent to the jurisdiction of any state court located within a district where the assets of a Party are located for the purpose of the enforcement of a judgment or award against the assets of such Party.

22.5 Continued Performance. Unless the matter(s) in dispute preclude performance, each Party agrees to continue performing its obligations under this Agreement and the relevant SPA while any dispute is being resolved as provided in this Article 22: Dispute Resolution. The foregoing shall not limit a Party’s termination rights and the discontinuation of each Party’s obligations in accordance with termination provisions set forth in Article 23: Termination.

22.6 Governing Law.  With the exception of the matters to be resolved under Section 22.7, the relevant SPA, and any Orders and performance under such shall be governed by and construed in accordance with the laws of State of California without regard to its choice of law principles. The United Nations Convention for Sale of Goods shall not be applicable to this Agreement, the relevant SPA, or any Orders under these agreements.

22.7  Foreign Domiciled Siemens Affiliates.  All matters with regard to dispute resolution for a foreign domiciled Siemens Affiliate shall be as provided in the relevant Adoption Agreement.  Orders by a foreign domiciled Siemens Affiliate and performance by such Affiliate under an Adoption Agreement or a relevant SPA pursuant to such an Adoption Agreement shall in no way be deemed or construed as consent by such foreign domiciled Siemens Affiliate to the jurisdiction of any court in the United States or any state thereof. Notwithstanding anything to the contrary herein which may be based on facts or circumstances pertaining to a potential transaction contemplated under this Agreement or a relevant SPA, Wherify hereby irrevocably and unconditionally waives and releases all rights and claims it may now or hereafter have arising under this Agreement or a relevant SPA that any foreign domiciled Siemens Affiliate is subject to the jurisdiction of the federal or state courts of the United States based solely on the potential transactions contemplated under this Agreement or a relevant SPA; provided, however, that nothing in such waiver and release shall affect Wherify’s rights to pursue a claim against any foreign domiciled Siemens Affiliate in the courts of its domicile.

23.0 TERMINATION

23.1 Termination for Cause. In the event Wherify:

(a) materially breaches any of its duties, representations, warranties, obligations, covenants, or responsibilities under this Agreement or a relevant SPA, and fails to: (i) develop within ten (10) days following written notice of breach a complete plan for curing the breach, which is acceptable to Siemens; and (ii) fully cures such material breach within thirty (30) days; or
(b) commits numerous breaches of its duties or obligations; or

(c) becomes insolvent, voluntarily or involuntarily bankrupt or is unable to meets its obligations when due, allows the appointment of a receiver or other liquidating officer for all or substantially all of its assets or business or makes an assignment for the benefit of creditors, then Siemens may, terminate this Agreement, in whole or in part, as of a date designated in the notice of termination. Siemens will give Wherify 30 days written notice for termination under 24.1 (b) and (c).

If Siemens terminates this Agreement in its entirety, then all payments for Location Services provided through the effective date of termination shall be refunded on a pro rata basis and all payment for Product(s) shall be refunded for all returned Product(s). If Siemens chooses to terminate this Agreement in part, the charges payable under this Agreement will be equitably adjusted to reflect the Location Services terminated and the Product(s) returned.

23.2 Termination for Convenience. Siemens may terminate this Agreement, in whole or in part, for convenience and without cause at any time by giving Wherify 180 day’s prior written notice designating the termination date. In the event that a purported termination for cause by Siemens is determined by a competent authority not to properly be such a termination, then it shall be deemed to be a termination for convenience under this Section 23.2.

23.3 Termination of a Specific Project Amendment.

23.3.1 Grounds for Termination. A relevant SPA may be terminated prior to completion of the work to be performed under such SPA by:

(a)	termination of the entire Agreement;

(b)	termination of the relevant SPA, provided the same notice and cure periods are followed as apply to termination of the Agreement;

(c)	notice to Wherify from Siemens of the Customers termination of its agreement with Siemens;

(d)      the mutual written agreement of the Parties; or

(e)       for convenience as provided in Section 23.2.

23.3.2 Actions following Termination. Unless the Agreement is terminated pursuant to Section 23.1, the provisions of this Section 23.3.2 shall be applicable to the termination of the relevant SPA. Wherify will cease work immediately upon termination of the relevant SPA. In such event, Wherify will invoice Siemens for any undisputed charges for Product(s) and Location Services satisfactorily delivered or completed before the effective date of termination which meet the requirements of this Agreement and the relevant SPA. Wherify will also invoice Siemens for reimbursement of Wherify’s unavoidable and substantiated charges for finished and identified Product(s), which were not shipped prior to the effective termination date. Both Parties will act in good faith to minimize such charges; but in no event will such charges exceed the fees or costs specified in the relevant SPA for such Product(s) and Location Services. Upon payment under this Section 24.3, Siemens will then own such Product(s) and Location Services as well as any related components, parts, and other items, and Wherify will deliver such materials to Siemens upon its request.

23.4 Termination / Expiration Assistance.

23.4.1  Before the Effective Date of Termination/Expiration. Commencing (6) months prior to the termination or expiration of this Agreement, an earlier date if requested by Siemens, or upon any notice of termination (in whole or in part), expiration, or non-renewal of this Agreement, and continuing through the effective date of expiration (as such effective date may be extended pursuant to Article 3: Term) or termination, as applicable, Wherify shall provide to Siemens or to a designee upon Siemens written request, reasonable termination or expiration assistance to allow the Location Services to continue for a Customer without interruption or adverse effect and to facilitate the orderly transfer of the Location Services to Siemens or its designee (“Termination/Expiration Assistance”).

 Termination/Expiration Assistance shall include the following assistance:

(a) Wherify shall, using its good faith efforts, cooperate with Siemens in effecting the orderly transfer of its support obligations and Services hereunder to a qualified third party Wherify;

(b) Wherify shall continue to perform the support obligations and Services for the fee(s) applicable at the time of expiration and/or termination for a period of 12 months following the effective date of termination/expiration;

(c) Wherify shall sublicense, to the extent authorized, to Siemens all third party products utilized with the Product(s) subject to the use rights set forth in this Agreement; provided, however, that Wherify shall obtain such sublicenses for Siemens for any third party products utilized in the Product(s) which are not commercially available;

(d) Wherify shall identify for Siemens all third party suppliers Wherify utilized to manufacture the Product(s); and

(e) provide such other assistance and Services for a separate fee as agreed to by the Parties in writing.

If the transition assistance is related to the end of the Term, then the Termination/Expiration Assistance shall commence no later than 90 days in advance of the effective date of the termination or expiration.

23.4.2 Following the Effective Date of Termination/Expiration. Provided Siemens is current on its payments of all undisputed invoice amounts, this Section 23.4.2 shall survive the termination or expiration of this Agreement. For a period of 12 months following the effective date of termination or expiration, Wherify shall provide, at Siemens request, any or all of the Services being performed by Wherify prior to the effective date. To the extent Wherify is to perform any Location Services, including but not limited to Termination/Expiration Assistance, under this Section 23.4.2, then the provisions of this Agreement shall be applicable as such provisions would have been applicable to such Location Services prior to the effective date of the termination/expiration of this Agreement, provided the fees charged shall be those personnel rates set forth in the relevant SPA or Attachment G: Wherify’s Price List.

23.4.3 Equitable Remedies. Wherify acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligation to provide Termination/Expiration Assistance as provided in Section 23.4, Siemens will be irreparably harmed. In such a circumstance, Siemens may proceed directly to court. If a court of competent jurisdiction should find that Wherify has breached (or attempted or threatened to breach) any such obligations, Wherify agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it shall not oppose the entry of an appropriate order compelling performance by Wherify and restraining it from any further breaches (or attempted or threatened breaches).

24.0 CONFIDENTIAL INFORMATION

24.1 Definitions.

(a) “Confidential Information” means (i) the existence, purpose, pricing, subject matter, and terms of this Agreement and the relevant SPA; (ii) information that relates to the purpose stated in this Article 24: Confidential Information; or (iii) information which is otherwise disclosed as a result of the Parties’ performance and that should reasonably have been understood by the receiving Party (“Receiving Party”), because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the disclosing Party (“Disclosing Party”), an Affiliate of the Disclosing Party or to a third party. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual, or other means.

(b) “Affiliate” for the limited purpose of this Article 24: Confidential Information means any person or entity directly or indirectly controlling, controlled by, or under common control with a Party.

24.2 Use of Confidential Information. A Receiving Party of Confidential Information may use the Confidential Information only for the purpose of performance under this Agreement, the relevant SPA, or applicable Orders, including the provision of Location Services; provided however, that nothing in this Agreement gives either Party the right to disclose the existence, purpose, pricing, subject matter, or terms of this Agreement to any Customer or prospective Customer until a relevant SPA or an purchase order are executed, except that Siemens may disclose such information on a case-by-case basis in response to a Customer inquiry provided such pricing is presented as Siemens pricing and not as Wherify’s.

24.3 Recipient’s Use of Confidential Information. Receiving Party shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. Receiving Party may disclose Confidential Information received hereunder to (i) its Affiliates who agree, in advance, in writing, to be bound by this Agreement, and (ii) to its employees and independent contractors, and its Affiliates employees and independent contractors, who have a need to know for the purpose of this Agreement, the relevant SPA, or an Order, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement. Confidential Information shall not otherwise be disclosed to any third party without the prior written consent of the Disclosing Party.

24.4 Exceptions. The restrictions of this Agreement on the use and disclosure of Confidential Information shall not apply to information that:

(a) was publicly known at the time of the Disclosing Party’s communication thereof to the Receiving Party;

(b) becomes publicly known through no fault of the Receiving Party subsequent to the time of theDisclosing Party’s communication thereof to Receiving Party;

(c) was rightfully in the Receiving Party’s possession free of any obligation of confidence at the time of the Disclosing Party's communication thereof to the Receiving Party;

(d) is developed by the Receiving Party independently of and without reference to any of the Disclosing Party’s Confidential Information or other information that the Disclosing Party disclosed in confidence to any third party;

(e) is rightfully obtained by the Receiving Party from third parties authorized to make such disclosure without restriction; or

(f) is identified by the Disclosing Party as no longer proprietary or confidential.

24.5 Disclosures Required by Law.  In the event the Receiving Party is required by law, regulation, or court order to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party will promptly notify the Disclosing Party in writing prior to making any such disclosure in order to facilitate the Disclosing Party seeking a protective order or other appropriate remedy from the proper authority. The Receiving Party agrees to cooperate with the Disclosing Party in seeking such order or other remedy. The Recipient further agrees that if the Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information, which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

24.6 Property of Owner. All Confidential Information disclosed under this Agreement, the relevant SPA, or a purchase order entered into hereunder (including information in computer software or held in electronic storage media) shall be and remain the property of the Disclosing Party. All such information in tangible form shall be returned to the Disclosing Party promptly upon written request or the termination or expiration of this Agreement or the relevant SPA and shall not thereafter be retained in any form by the Receiving Party, its Affiliates, or any employees or independent contractors of the Receiving Party or its Affiliates. Notwithstanding the return, erasure, or destruction of Confidential Information or the termination, through completion or otherwise, of this Agreement, the rights and obligations with respect to the disclosure and use of Confidential Information shall survive until one of the exceptions of Section 24.4 applies.

24.7  Equitable Relief. The Parties acknowledge that Confidential Information is unique and valuable, and that disclosure in breach of this Agreement will result in irreparable injury to the Disclosing Party for which monetary damages alone would not be an adequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of confidentiality, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

24.8 Obligations with Regard to Confidential Information Particular to Wherify.  The following additional obligations are applicable when the Receiving Party of the Confidential Information is Wherify.

24.8.1 Wherify’s Use of Confidential Information. Wherify shall not use any pricing or other information related to a Customer or potential Customer provided to Wherify by Siemens (“Customer Information”) to compete against Siemens for a prospective Customer’s business either directly via its retail sales channels, indirectly through its wholesale sales channels, or any other sales channel working with third parties. Wherify shall establish procedures to prevent any unauthorized use or disclosure; such procedures shall include, but not be limited to, effective procedural firewalls as well as data firewalls in computer databases, and notifying all Wherify’s employees, agents, and subcontractors who may have access to any Siemens Confidential Information and/or Customer information of the restrictions contained in this Article 24: Confidential Information. Wherify shall require that all its employees accept the terms and conditions of this Article 24: Confidential Information in order to obtain access to any Siemens Confidential Information and/or Customer Information. Wherify shall ensure compliance by its employees, agents, and subcontractors with this Article 24: Confidential Information and shall establish procedures to ensure that its employees, agents, and subcontractors, and other persons acting by, through, or under them comply with the restrictions stated in this Article 24: Confidential Information.

24.8.3 Third Party Information. If Wherify delivers any third-party owned information to Siemens under or in contemplation of this Agreement, the relevant SPA, or any Order, Wherify represents and warrants that it has the right to deliver such third-party owned information.

25.0 GENERAL

25.1 Binding Nature and Assignment. This Agreement shall be binding on the Parties and their respective successors and assigns. Neither party may assign or transfer this Agreement, or any of its rights or obligations under this Agreement, whether by law or otherwise, to any other unaffiliated person or entity, without the other party’s prior written consent. Notwithstanding the foregoing, either party’s consent may be withheld, in the event that it determines, in its sole discretion, that any of the following circumstances are applicable: (i) the assignee is not capable of meeting required financial or performance obligations; (ii) the assignee is not capable of carrying out a commercially viable business plan; (iii) the assignee competes with either party in the telecommunications market; or (iv) any other commercially reasonable consideration

25.2 Compliance with Laws and Applicable Standards. Each Party shall perform its obligations in a manner that complies with all applicable federal, state, and local laws, regulations, ordinances and codes, including the export and foreign controls, the Foreign Corrupt Practices Act, the U.S. Export Administration Act, and the requirements of the FCC, EPA, and OSHA, all as may be amended from time to time. Wherify shall be responsible for taking appropriate steps to obtain necessary export licenses, if any, related to the export of Product(s), and shall provide Siemens with copies of relevant export licenses. If either Party is charged with the failure to comply with any law, the Party charged shall promptly notify the other Party of such charges in writing. Each Party warrants and represents that its execution, delivery, and performance of this Agreement or the relevant SPA shall not constitute (i) a violation of any judgment, order, or decree; or (ii) a material default under any material contract by which it or any of its material assets are bound.

25.3 Notices. All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one day after being given to an express, overnight courier with a reliable system for tracking delivery, or (iii) five days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

In the case of Siemens:	In the case of Wherify:

Siemens Communications, Inc.	Wherify Wireless, Inc.
16475 West Bernardo Drive	2000 Bridge Parkway, Suite 201
San Diego, CA 92127	Redwood Shores, CA 94065
Attn:____________________

With a copy to:

General Counsel
Legal Department
Siemens Communications, Inc.
900 Broken Sound Parkway, N.W.
Boca Raton, FL 33487

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

25.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

25.5 Relationship of Parties.  Wherify, in furnishing Product(s) and Location Services hereunder, is acting as an independent contractor and Wherify has the sole right and obligation to supervise, manage, direct, procure, perform or cause to be performed, all work to be performed by Wherify under this Agreement. Wherify is not an agent of Siemens and has no authority to represent Siemens as to any matters, except as expressly authorized in this Agreement.

25.6 Severability. If any provision of this Agreement or the relevant SPA is declared or found to be illegal, unenforceable, or void, then both Parties shall be relieved of all obligations arising under that provision, but only to the extent that such provision is illegal, unenforceable, or void. If the remainder of this Agreement shall not be affected by that declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

25.7 Consents and Approval. Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement or the relevant SPA, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement or the relevant SPA shall not relieve the other Party from responsibility for complying with the requirements of this Agreement or the relevant SPA, nor shall it be construed as a waiver of any rights under this Agreement or the relevant SPA, except as and to the extent otherwise expressly provided in such approval or consent.

25.8 Waiver of Default; Cumulative Remedies. No waiver or discharge shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, waiver, or discharge is sought to be enforced. A delay or omission by either Party to exercise any right or power under this Agreement or the relevant SPA shall not be construed to be a waiver. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

25.9 Remedies. Except as otherwise expressly provided herein, all remedies provided for in this Agreement or the relevant SPA shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

25.10 Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement or the relevant SPA (in whole or in part, as applicable) and continue in full force and effect. Such provisions shall include, but not be limited to the following: Article 19: Indemnities; Article 22: Dispute Resolution; Article 23: Termination, Article 24: Confidential Information; and Article 25: General.

25.11 Public Disclosures. All media releases, public announcements, and public disclosures relating to this Agreement or the relevant SPA, or, the subject matter of these agreements, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the non disclosing Party prior to release.

25.12 Service Marks. Wherify agrees that it shall not, without Siemens prior written consent, use the name, service marks, or trademarks of Siemens.

25.13 Third Party Beneficiaries. Except as provided in this Agreement and the relevant SPA, these agreements are entered into solely between, and may be enforced only by, Siemens and Wherify. These agreements shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

25.14 Amendment. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the authorized representative of each Party.

25.15 Incorporation by Reference and Order of Precedence.

25.15.1  Incorporation by Reference. The attachments and schedules attached hereto are hereby incorporated by reference into this Agreement. Subject to Section 26.14, any amendments to these attachments and schedules, and any other attachments and schedules that are agreed upon by the Parties subsequent to the Effective Date, shall likewise be incorporated by reference into this Agreement and the relevant SPA, as applicable.

25.15.2  Order of Precedence. Any conflict among or between the terms and conditions included in the documents making up this Agreement will be resolved in accordance with the following order of precedence (from highest to lowest priority):

(a) Specific Project Amendment with Exhibits;

(b) Change Orders;

(c) the Adoption Agreement (if applicable);

(d) this Agreement and Attachment A;

(e) the attachments (other than Attachment A);

(f)  the schedules and exhibits including those which are part of the attachments; and

(g) Orders.

25.16 Entire Agreement. This Agreement, including any relevant SPA, the attachments, schedules, and exhibits, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them relating to such subject matter. Neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the effective date hereof in writing and signed by an authorized representative of the Party(ies).

25.17 Controlling Language. This Agreement is in English only, which language will be controlling in all respects.

25.18 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which, when taken together will one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the authorized officers indicated below and effective as of the date first indicated above.

WHERIFY WIRELESS, INC.	SIEMENS COMMUNICATIONS, INC.

By: ____________________	By: _______________________________________
Printed: Timothy J. Neher Title: Chief Executive Officer	Printed: ____________________________________ Title: ______________________________________
Date: 01/19/2006	Date: _______________________________________

ATTACHMENT A: DEFINITIONS

Adoption Agreement shall mean the terms and conditions for the purchase of Wherify’s Product(s) by its Affiliates adopting this Agreement.

Affiliate(s) shall mean (i) Siemens Aktiengesellschaft as well as a (ii) corporation, company, or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled directly or indirectly by Siemens Aktiengesellschaft, but such corporation, company, or other entity shall be deemed to be an “Affiliate” only so long as such ownership or control exists; or (iii) an entity which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, more than fifty percent (50%) of whose ownership, management, or control rights to make the decision for such entity is, now or hereafter, owned or controlled directly or indirectly by Siemens Aktiengesellschaft, but such entity shall be deemed to be an “Affiliate” so long as such ownership or control exists.

Affiliate, for the limited purpose of Article 25: Confidential Information, shall have the meaning stated in Section 25.1 (b).

Applicable Standards and Specifications shall be as stated in the relevant SPA, Attachment E: Location Service Level Agreement, and Attachment H: Product List, Specifications, and Roadmap; the Documentation; and all representations made by Wherify including, but not limited to, those included in any response to an RFP or similar response (with regard to the Hardware, Software, and Location Service specifications, the applicable provisions of these attachments and other documents.

Binding Proposal shall mean the meaning stated in Section 2.4.2.

Change Order or CO shall have the meaning stated in Section 6.2.

Confidential Information shall have the meaning stated in Section 25.1 (a).

Customer shall have the meaning stated in the first paragraph of this Master Purchase/Reseller Agreement.

Customer’s Acceptance shall have the meaning stated in Section 14.2.

Deliverables shall have the meaning stated in Section 2.4.2.

Deposited Information shall mean all information, both proprietary and non proprietary that Siemens requests to be deposited in Escrow, with regards to the following (A) for Software, this information shall include, but not be limited to: drawings, Documentation, Software, annotated source code (including flow charts), programmer’s tools (including compilers), test protocols and procedures, required or useful for the modification, enhancement, and maintenance of the Software; and (B) for Hardware and any related components and parts, this information shall include, but not be limited to: (i) manufacturing drawings and specifications of raw materials and components comprising all Product(s) or Hardware and related components and parts; (ii) manufacturing drawings and specifications covering special tooling and the operation thereof; (iii) a detailed list of all commercially available components and parts purchased by Wherify on the open market disclosing the part number, name and location of Wherify, and price list for the purchase thereof; and (iv) a complete copy of any source code related to such Hardware.

Documentation shall mean the written text describing the Product(s), including the Hardware, the Software, or the Software system, how it works, and how to work it. It shall include all information required to install and operate these Product(s), including but not limited to, all Documentation required to insure the functioning of the interface necessary for the interoperability of each of the Product(s) with all other products, hardware, firmware, equipment, and software.

End User shall mean the Customer’s end customer, or another party licensed or sublicensed through the Customer to use the Software.

Escrow Agreement shall have the meaning stated in Section 17.4.

Hardware shall mean the actual physical computing machines.

Indemnified Party(ies) shall have the meaning stated in Section 19.3.

Lead Time(s) shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Wherify’s facility to the completion of the manufacture, assembly and test processes.

Offered Prices shall have the meaning stated in Section 13.2.

Object Code means computer programming code, which is substantially or entirely in binary form and is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

Party or Parties shall mean Siemens and/or Wherify.

PCN shall mean product change notice.

Product(s) is defined as the cumulative reference for Wherify’s products as listed in Attachment G Price List, Attachment H: Product List, Specifications, and Roadmap, and if applicable, the relevant SPA in the form of Attachment F: Specific Project Amendment including all related equipment, hardware, firmware, and software, both as stand-alone products and as components of the Product(s as well as any future versions or releases thereof in which Wherify has a right to market and/or for which Siemens acquires the right to market, license, and sublicense under this Agreement. New products may be added to an attachment Wherify upon the written agreement of the Parties.

Project shall have the meaning stated in Section 2.4.2.

Receiving Party, for the limited purpose of Article 24: Confidential Information, shall have the meaning stated in Section 24.1 (a).

RFP shall mean request for proposal.

Location Services shall mean the location or other services to be provided by Wherify under this Agreement.

Siemens shall mean Siemens Communications, Inc.

Siemens Wireless Modules shall mean Siemens or any Siemens affiliate who supplies Wherify Wireless Modules for integration into Wherify’s Product

Software shall mean all computer programs, end user client applications or telephone firmware in Object Code form as well as firmware made available by Wherify as part of Product(s).

Source Code means computer programming code and related system documentation, comments and procedural code such as job control language, which may be printed out or displayed in a form readable and understandable by a software programmer of ordinary skill.

Specific Project Amendment or SPA shall have the meaning stated in the first paragraph of this Master Purchase/Reseller Agreement.

Stop Work Order shall have the meaning stated in Section 5.5.1.

Term shall mean begin on the Effective Date and expire thirty-six (36) months thereafter unless terminated sooner pursuant to Article 23.

Termination/Expiration Assistance shall mean reasonable termination or expiration assistance to allow the Location Services to continue for a Customer without interruption or adverse effect and to facilitate the orderly transfer of the Location Services to Siemens or its designee.

Trained Programmer shall mean a trained computer programmer of general proficiency.

Triggering Event shall mean Wherify: (i) fails to meet any of its support obligations (including installation, error correction, maintenance, or warranty service including providing updates and other technical assistance) set forth in this Agreement or the relevant SPA; (ii) has a receiver, trustee, referee, administrator, or similar officer appointed for Wherify; (iii) an assignment is made by Wherify for the benefit of its creditors; (iv) ceases to conduct business in the normal course, is liquidated, or dissolved; or (v) files for bankruptcy or becomes insolvent.
Wherify shall be the party identified as Wherify in the first paragraph of this Master Purchase/Reseller Agreement.

Wireless Module shall mean cellular modem.

Virus shall mean a software program or other harmful code capable of replicating itself and usually capable of wreaking great harm on the system.